Exhibit 99.1

Mercantile Bank Corporation Reports First Quarter 2015 Results

Improved core profitability and continued strength in loan originations

GRAND RAPIDS, Mich., April 21, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $6.6 million, or $0.39 per diluted share, for the first quarter of 2015, compared with net income of $3.6 million, or $0.41 per diluted share, for the prior-year period. The current period included a smaller negative provision for loan loss expense ($0.02 per diluted share) compared to the negative provision expense ($0.14 per diluted share) in the year-ago quarter.

The first quarter was highlighted by:

●	Improved core profitability fueled by a higher level of net interest income
●	Net interest margin remains strong
●	New term loan originations of approximately $100 million
●	Commercial loan pipeline remains strong
●	Volume of loans 30- to 89-days past due remains low
●	Increase in cash dividend per common share of approximately 17 percent
●	Commencement of $20 million common stock share repurchase program

“We are very pleased with our first quarter results, which included core profitability consistent with our expectations. In addition, we saw the full realization of the approximately $1.4 million in quarterly cost savings originally projected as a result of our merger with Firstbank Corporation last June,” said Michael Price, President and Chief Executive Officer. “As evidenced by the net loan growth during the quarter, we continue to focus on developing new business relationships in our expanded market areas. Based on our current loan pipeline and a continuation of sales efforts, we remain optimistic that we can sustain solid loan growth during the remainder of 2015.”

“We also made further progress in the first quarter of 2015 toward improving our earning asset mix,” observed Samuel G. Stone, Executive Vice President. “This goal is a primary driver of profitability improvement resulting from the merger of Mercantile and Firstbank. Average balances of loans grew 1.6 percent from the fourth quarter while average balances of interest-bearing liabilities declined 0.8 percent. The net loan growth was primarily funded by reductions in the securities portfolio and other low-yielding interest-bearing assets. Average loans rose to approximately 80 percent of average earning assets in the first quarter of 2015 from about 79 percent in the fourth quarter of 2014. Through this process, we are making efficient use of the low cost funding base that came into the merged company with Firstbank.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $28.5 million during the first quarter of 2015, up $16.0 million or 127 percent from the prior-year first quarter. Net interest income during the first quarter of 2015 was $24.8 million, up $13.8 million or 125 percent from the first quarter of 2014, primarily reflecting an increase in average earning assets of 100 percent.

The net interest margin was 3.83 percent in the first quarter of 2015, up from 3.42 percent in the first quarter of 2014. The increase in the net interest margin was mainly due to a decline in the cost of funds, in large part reflecting Firstbank’s lower-cost deposit base. Compared to the fourth quarter of 2014, the yield on total earning assets increased slightly despite continuing competitive pressure pushing down yields on loans. The improvement in the yield on total earning assets was accomplished by shifting earning assets out of low-yielding securities and overnight funds and into the higher-yielding loan portfolio.

Net interest income and the net interest margin during the first quarter of 2015 were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014.  An increase in interest income on loans totaling $1.4 million and decreases in interest expense on deposits and FHLB advances aggregating $0.6 million were recorded during the first quarter of 2015. In addition, an increase in interest expense on subordinated debentures totaling $0.2 million was recorded during the same time period. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances will no longer occur after July of 2015 in accordance with our fair value measurements at the time of the merger.  We anticipate that a resulting increase in interest expense will negatively affect our net interest margin by approximately nine basis points in future periods starting after July 31, 2015.  We expect that an ongoing reallocation of our earning asset mix will help offset this negative impact, as excess lower-yielding overnight funds and cash flows from lower-yielding investments are invested into higher-yielding loans.

Noninterest income during the first quarter of 2015 was $3.7 million, up $2.2 million or 145 percent from the prior-year first quarter. Substantially all categories of fee income were higher in the current-year first quarter compared to the respective 2014 period as a result of the merger. Compared to the fourth quarter of 2014, we recorded a similar level of mortgage banking income, while increased debit and credit card fees and income from payroll services mitigated decreased service charges on deposit accounts.

Mercantile recorded a negative $0.4 million provision for loan losses during the first quarter of 2015 compared to a negative $1.9 million provision during the respective 2014 period. The negative provisions are the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve.

Noninterest expense totaled $19.2 million during the first quarter of 2015, up $10.0 million or 109 percent from the prior-year first quarter. The increase in noninterest expense was mainly attributable to higher costs necessary to operate the combined company. An increase in salary and benefit expenses was primarily due to the increase in employees associated with the completion of the merger with Firstbank. As of March 31, 2015, full-time equivalent employees numbered 642, compared to 653 as of December 31, 2014 and 244 as of March 31, 2014.

Mr. Price continued: “In addition to our overall results, we are very pleased with our ongoing progress. While the expected earnings benefits resulting from last year’s merger have come to fruition, we continue to look for additional opportunities to reduce costs and enhance fee revenue. We are confident that these strategic initiatives and related actions will produce a positive impact on profitability and shareholder returns during future periods.”

Balance Sheet

The March 31, 2015 and December 31, 2014 balance sheets reflect the June 2014 consummation of the merger with Firstbank. As of March 31, 2015, total assets were $2.88 billion, a decrease of $16.2 million from December 31, 2014; total loans increased $31.5 million to $2.12 billion over the same time period. Compared to March 31, 2014, total assets increased $1.46 billion, or 104 percent, and total loans increased $1.05 billion, or 99 percent.

Approximately $100 million in new commercial term loans to new and existing borrowers were originated during the first quarter of 2015, as ongoing sales and relationship building efforts have led to increased lending opportunities. As of March 31, 2015, unfunded commitments on commercial construction and development loans totaled approximately $142 million; these commitments are expected to be largely funded over the next 12 to 18 months.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer, noted: “New loan originations remained strong in the first quarter of 2015 as we continue to focus on developing new relationships in our expanded geographic footprint and meeting the credit needs of existing customers. Although competitive pressures in our markets remain, we are confident that our existing loan pipeline and continuing relationship-building efforts will position us to grow the loan portfolio during the remainder of 2015 while remaining committed to desired loan quality and profitable pricing.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing 55 percent of total loans as of March 31, 2015. Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 27 percent and 20 percent of total loans, respectively, as of March 31, 2015.  Commercial and industrial loans represented 28 percent of total loans as of March 31, 2015.

As of March 31, 2015, total deposits were $2.28 billion, up $1.17 billion from March 31, 2014. Growth in local deposits was driven primarily by the merger, as well as new commercial loan relationships. Wholesale funds were $201 million, or approximately 8 percent of total funds, as of March 31, 2015.

Asset Quality

Nonperforming assets (“NPAs”) at March 31, 2015 were $27.9 million, or 1.0 percent of total assets, compared to $31.4 million, or 1.1 percent of total assets, as of December 31, 2014. Nonperforming assets at the end of the first quarter primarily consisted of nonperforming loans. One commercial loan relationship, which was placed on nonaccrual during the fourth quarter of 2014, accounted for approximately 76 percent of total NPAs at March 31, 2015. Substantial progress toward full resolution of this relationship was made during the first quarter, and we expect additional progress during the second quarter.

Net loan recoveries were $1.4 million during the first quarter of 2015 compared with net loan charge-offs of $0.3 million for the linked quarter and net loan recoveries of less than $0.1 million for the prior-year first quarter.

Capital Position

Shareholders’ equity totaled $333 million as of March 31, 2015, an increase of $4.7 million from year-end 2014. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 14.1 percent as of March 31, 2015, compared to 14.4 percent at December 31, 2014. At March 31, 2015, the Bank had approximately $100 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,899,382 total shares outstanding at March 31, 2015. As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 104,000 shares at a weighted average all-in cost per share of $19.09 during the first quarter of 2015.

Mr. Price concluded: “While our year-over-year comparisons continue to reflect the June 2014 merger with Firstbank, the momentum demonstrated during the first quarter of 2015 as reflected by our strong financial performance is in line with our expectations and encouraging for our outlook in future periods. In addition, we have excellent lending, fee generation and operating efficiency opportunities. Our ability to deliver a broad range of products and services together with our customer-centered focus remain the keys to identifying and fostering new customer relationships in our expanded market areas.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Except as noted, the Firstbank merger that was consummated effective June 1, 2014 is primarily contributing to the increases over the prior year periods in the income statement and balance sheet.  “Acquired loans”, as used herein, are those assumed in the Firstbank merger. The Firstbank merger was considered a business combination and accounted for under FASB Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).  All Firstbank assets and liabilities were recorded at their estimated fair values as of the date of merger and identifiable intangible assets were recorded at their estimated fair value.  Estimated fair values are considered preliminary, and in accordance with ASC 805, are subject to change up to one year after the merger date.  This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available.  Certain reclassifications of prior periods’ purchase entries may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to realize the anticipated benefits of our merger with Firstbank Corporation; our ability to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
President & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2015	2014	2014

ASSETS
Cash and due from banks	$42,644,000	$43,754,000	$25,823,000
Interest-bearing deposits	95,781,000	117,777,000	6,295,000
Federal funds sold	10,365,000	11,207,000	77,829,000
Total cash and cash equivalents	148,790,000	172,738,000	109,947,000

Securities available for sale	413,693,000	432,912,000	141,097,000
Federal Home Loan Bank stock	13,699,000	13,699,000	11,961,000

Loans	2,120,760,000	2,089,277,000	1,066,796,000
Allowance for loan losses	(21,050,000)	(20,041,000)	(20,954,000)
Loans, net	2,099,710,000	2,069,236,000	1,045,842,000

Premises and equipment, net	48,367,000	48,812,000	24,867,000
Bank owned life insurance	58,148,000	57,861,000	51,667,000
Goodwill	49,473,000	49,473,000	0
Core deposit intangible	14,829,000	15,624,000	0
Other assets	30,475,000	33,024,000	28,134,000

Total assets	$2,877,184,000	$2,893,379,000	$1,413,515,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$568,843,000	$558,738,000	$230,709,000
Interest-bearing	1,710,681,000	1,718,177,000	877,542,000
Total deposits	2,279,524,000	2,276,915,000	1,108,251,000

Securities sold under agreements to repurchase	148,219,000	167,569,000	63,165,000
Federal Home Loan Bank advances	48,011,000	54,022,000	45,000,000
Subordinated debentures	54,642,000	54,472,000	32,990,000
Accrued interest and other liabilities	14,000,000	12,263,000	6,420,000
Total liabilities	2,544,396,000	2,565,241,000	1,255,826,000

SHAREHOLDERS' EQUITY
Common stock	316,537,000	317,904,000	162,076,000
Retained earnings (deficit)	14,487,000	10,218,000	(521,000)
Accumulated other comprehensive income (loss)	1,764,000	16,000	(3,866,000)
Total shareholders' equity	332,788,000	328,138,000	157,689,000

Total liabilities and shareholders' equity	$2,877,184,000	$2,893,379,000	$1,413,515,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2015	March 31, 2014

INTEREST INCOME
Loans, including fees	$25,311,000	$12,099,000
Investment securities	2,223,000	1,417,000
Other interest-bearing assets	55,000	72,000
Total interest income	27,589,000	13,588,000

INTEREST EXPENSE
Deposits	1,899,000	2,035,000
Short-term borrowings	38,000	22,000
Federal Home Loan Bank advances	152,000	150,000
Other borrowed money	651,000	317,000
Total interest expense	2,740,000	2,524,000

Net interest income	24,849,000	11,064,000

Provision for loan losses	(400,000)	(1,900,000)

Net interest income after provision for loan losses	25,249,000	12,964,000

NONINTEREST INCOME
Service charges on accounts	770,000	365,000
Mortgage banking income	688,000	63,000
Other income	2,236,000	1,078,000
Total noninterest income	3,694,000	1,506,000

NONINTEREST EXPENSE
Salaries and benefits	10,084,000	5,230,000
Occupancy	1,573,000	712,000
Furniture and equipment	624,000	247,000
Data processing costs	1,770,000	936,000
FDIC insurance costs	477,000	177,000
Other expense	4,713,000	1,905,000
Total noninterest expense	19,241,000	9,207,000

Income before federal income tax expense	9,702,000	5,263,000

Federal income tax expense	3,056,000	1,683,000

Net Income	$6,646,000	$3,580,000

Basic earnings per share	$0.39	$0.41
Diluted earnings per share	$0.39	$0.41

Average basic shares outstanding	16,937,630	8,738,836
Average diluted shares outstanding	16,978,591	8,741,121

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2015	2014	2014	2014	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$24,849	25,173	25,989	15,553	11,064
Provision for loan losses	$(400)	0	(400)	(700)	(1,900)
Noninterest income	$3,694	3,333	2,899	2,288	1,506
Noninterest expense	$19,241	19,596	20,741	16,066	9,207
Net income before federal income tax expense	$9,702	8,910	8,547	2,475	5,263
Net income	$6,646	6,293	5,947	1,509	3,580
Basic earnings per share	$0.39	0.37	0.35	0.13	0.41
Diluted earnings per share	$0.39	0.37	0.35	0.13	0.41
Average basic shares outstanding	16,937,630	16,919,559	16,852,050	11,406,908	8,738,836
Average diluted shares outstanding	16,978,591	16,965,665	16,900,924	11,427,353	8,741,121

PERFORMANCE RATIOS
Return on average assets	0.94%	0.86%	0.82%	0.32%	1.02%
Return on average equity	8.19%	7.70%	7.46%	2.94%	9.36%
Net interest margin (fully tax-equivalent)	3.83%	3.79%	3.95%	3.62%	3.42%
Efficiency ratio	67.41%	68.74%	71.80%	90.05%	73.25%
Full-time equivalent employees	642	653	640	645	244

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.84%	4.90%	5.03%	4.85%	4.63%
Yield on securities	2.17%	2.17%	2.24%	2.79%	4.08%
Yield on other interest-bearing assets	0.25%	0.25%	0.19%	0.24%	0.25%
Yield on total earning assets	4.25%	4.23%	4.39%	4.30%	4.20%
Yield on total assets	3.92%	3.89%	4.03%	3.96%	3.90%
Cost of deposits	0.34%	0.36%	0.34%	0.61%	0.75%
Cost of borrowed funds	1.36%	1.37%	1.52%	1.49%	1.27%
Cost of interest-bearing liabilities	0.56%	0.59%	0.58%	0.87%	0.98%
Cost of funds (total earning assets)	0.42%	0.44%	0.44%	0.68%	0.78%
Cost of funds (total assets)	0.39%	0.41%	0.40%	0.62%	0.72%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,416	1,507	1,175	512	0
Time deposits - reduce interest expense	$588	588	588	196	0
FHLB advances - reduce interest expense	$11	11	11	4	0
Trust preferred - increase interest expense	$171	171	171	57	0
Core deposit intangible - increase overhead	$794	794	794	265	0

CAPITAL
Tangible equity to tangible assets	9.54%	9.30%	9.07%	8.82%	11.16%
Tier 1 leverage capital ratio	11.61%	11.15%	11.01%	16.67%	12.99%
Common equity risk-based capital ratio	11.17%	NA	NA	NA	NA
Tier 1 risk-based capital ratio	13.22%	13.57%	13.17%	13.10%	14.93%
Total risk-based capital ratio	14.07%	14.43%	14.04%	14.00%	16.18%
Tier 1 capital	$326,947	314,752	307,562	302,365	183,251
Tier 1 plus tier 2 capital	$347,997	334,793	327,936	323,221	198,667
Total risk-weighted assets	$2,473,399	2,319,404	2,335,589	2,308,746	1,227,722
Book value per common share	$19.69	19.33	19.04	18.77	18.05
Tangible book value per common share	$15.89	15.49	15.05	14.73	18.05
Cash dividend per common share	$0.14	0.12	0.12	2.12	0.12

ASSET QUALITY
Gross loan charge-offs	$448	466	345	103	588
Recoveries	$1,858	132	263	705	621
Net loan charge-offs	$(1,410)	334	82	(602)	(33)
Net loan charge-offs to average loans	(0.27% )	0.06%	0.02%	(0.18% )	(0.01% )
Allowance for loan losses	$21,050	20,041	20,374	20,856	20,954
Allowance to originated loans	1.58%	1.54%	1.72%	1.82%	1.96%
Nonperforming loans	$26,267	29,434	6,071	5,741	6,342
Other real estate/repossessed assets	$1,664	1,995	2,659	2,878	2,350
Nonperforming loans to total loans	1.24%	1.41%	0.29%	0.28%	0.59%
Nonperforming assets to total assets	0.97%	1.09%	0.30%	0.30%	0.61%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$383	413	436	463	465
Construction	$0	0	0	22	22
Owner occupied / rental	$3,224	4,951	5,252	4,867	4,212
Commercial real estate:
Land development	$197	209	222	327	453
Construction	$0	0	0	0	0
Owner occupied	$17,634	18,338	906	1,475	859
Non-owner occupied	$910	1,075	1,585	1,198	1,883
Non-real estate:
Commercial assets	$5,565	6,401	296	267	798
Consumer assets	$18	42	33	0	0
Total nonperforming assets	$27,931	31,429	8,730	8,619	8,692

NONPERFORMING ASSETS - RECON
Beginning balance	$31,429	8,730	8,619	8,692	9,569
Additions - originated loans	$584	24,734	1,215	164	174
Merger-related activity	$105	160	830	1,187	0
Return to performing status	$(5)	(779)	0	0	0
Principal payments	$(3,203)	(227)	(864)	(523)	(449)
Sale proceeds	$(538)	(982)	(910)	(790)	(501)
Loan charge-offs	$(371)	(145)	0	(67)	(101)
Valuation write-downs	$(70)	(62)	(160)	(44)	0
Ending balance	$27,931	31,429	8,730	8,619	8,692

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$587,675	550,629	541,805	538,791	289,009
Land development & construction	$56,050	51,977	52,218	55,948	37,190
Owner occupied comm'l R/E	$431,995	430,406	412,470	411,116	264,299
Non-owner occupied comm'l R/E	$566,152	559,594	584,422	588,752	378,034
Multi-family & residential rental	$117,477	122,772	95,649	93,939	35,686
Total commercial	$1,759,349	1,715,378	1,686,564	1,688,546	1,004,218
Retail:
1-4 family mortgages	$208,425	214,696	217,751	215,908	30,800
Home equity & other consumer	$152,986	159,203	163,950	169,028	31,778
Total retail	$361,411	373,899	381,701	384,936	62,578
Total loans	$2,120,760	2,089,277	2,068,265	2,073,482	1,066,796

END OF PERIOD BALANCES
Loans	$2,120,760	2,089,277	2,068,265	2,073,482	1,066,796
Securities	$427,392	446,611	473,235	494,501	153,058
Other interest-bearing assets	$106,146	128,984	82,545	60,123	84,124
Total earning assets (before allowance)	$2,654,298	2,664,872	2,624,045	2,628,106	1,303,978
Total assets	$2,877,184	2,893,379	2,863,104	2,879,282	1,413,515
Noninterest-bearing deposits	$568,843	558,738	535,101	515,646	230,709
Interest-bearing deposits	$1,710,681	1,718,177	1,736,607	1,787,615	877,542
Total deposits	$2,279,524	2,276,915	2,271,708	2,303,261	1,108,251
Total borrowed funds	$254,365	279,790	254,203	249,631	142,833
Total interest-bearing liabilities	$1,965,046	1,997,967	1,990,810	2,037,246	1,020,375
Shareholders' equity	$332,788	328,138	320,993	316,138	157,689

AVERAGE BALANCES
Loans	$2,119,464	2,085,844	2,075,087	1,377,986	1,059,595
Securities	$440,380	459,920	484,345	267,273	147,164
Other interest-bearing assets	$87,620	109,128	66,207	89,741	114,553
Total earning assets (before allowance)	$2,647,464	2,654,892	2,625,639	1,735,000	1,321,312
Total assets	$2,873,032	2,889,475	2,862,349	1,882,618	1,420,512
Noninterest-bearing deposits	$557,603	561,031	532,997	318,632	214,037
Interest-bearing deposits	$1,723,684	1,736,242	1,757,162	1,169,863	890,698
Total deposits	$2,281,287	2,297,273	2,290,159	1,488,495	1,104,735
Total borrowed funds	$251,418	254,290	245,522	176,946	156,043
Total interest-bearing liabilities	$1,975,102	1,990,532	2,002,685	1,346,809	1,046,741
Shareholders' equity	$329,246	324,075	316,410	205,558	155,073